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                                                                    EXHIBIT 23.1


                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Mobius Management Systems, Inc.:

The audits referred to in our report dated February 23, 1998, included the financial statement schedule as of June 30, 1996 and 1997 and for each of the years in the three year period ended June 30, 1997, included in the registration statement. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.

We consent to the use of our report included herein and to the reference to our firm under the heading "Experts" and "Selected Financial Data" in the Prospectus.


                                  KPMG Peat Marwick LLP



Stamford, Connecticut
April 23, 1998